Exhibit 99.1

STERLING CONSOLIDATED ROLLS OUT STRATEGIC PLAN TO UTILIZE BLOCKCHAIN TECHNOLOGY TO BUILD “DiMO” THE FIRST DECENTRALIZED INTERNATIONAL MARKETPLACE FOR STANDARD O-RINGS

Company engages New York City blockchain consulting and development firm Blockchain Driven to assist with its strategy

Neptune, NJ December 15, 2017 Sterling Consolidated Corp. (OTC: STCC) (The Company), a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace, today announced another forward step in its strategic growth strategy. The Company has announced plans for DiMO, a decentralized international marketplace for o-rings.

“We believe that, based on its highly fragmented structure with thousands of distributors and very few suppliers in Asia, the o-ring industry lends itself perfectly to utilization of the blockchain and smart contract technology,” said Darren DeRosa, the Company CEO. “Our goal is to solve a problem for the entire o-ring industry and bring a new technology to a mature industry. Currently there are very high costs of carrying inventory and international suppliers require up-front payments on purchases that take months to deliver. Both of these factors put great stress on the cash flow of the average o-ring distributor. With DiMO we believe we can reduce financing costs and inventory carrying costs for the distributor and create better and faster service for o-ring customers.

Sterling has partnered with an expert blockchain tech agency, BlockchainDriven (www.blockchaindriven.com) to lead their integration efforts. “We consider that BlockchainDriven is the leader in the blockchain space,” said DeRosa. “Their team will help take our strategic goals and integrate them on the blockchain, utilizing the latest industry research and technology.”

About Sterling Consolidated Corp.

Sterling Consolidated Corp., through its wholly-owned subsidiary, Sterling Seal and Supply has been a leading supplier of hydraulic and pneumatic seals to the automotive and industrial marketplace for more than 40 years. Through a combination of leveraging its logistical expertise and sophisticated, experienced management, the company intends to be an active and strategic consolidator of small- and mid-sized businesses within the highly-fragmented, multi-billion dollar seal industry. Currently serving more than 3,000 customers, Sterling offers acquisition targets a unique growth opportunity and competitive advantage through logistical expertise, strong regional branding and industry-specific distribution center

Forward-looking Statements

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may" "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: Darren DeRosa, CEO

732-918-0004 (o)